NICHOLAS | APPLEGATE®
INSTITUTIONAL FUNDS

March 31, 2009 Annual Report

Class R Shares

U.S. Emerging Growth

U.S. Systematic Large Cap Growth

A company of Allianz Global Investors

LETTER TO SHAREHOLDERS

Dear Fellow Shareholder,

Rarely have investors witnessed market dislocation on the scale seen during the fiscal year ended March 31, 2009. The financial crisis that began with bank failures and a massive unwinding of debt pushed the global economy into a recession and sent stock prices sharply lower.

In this annual report, we review the performance of the financial markets and our mutual funds from April 1, 2008 through March 31, 2009. We also highlight some of the key factors that drove investment returns and share our outlook for the future.

In the United States, the S&P 500 Index fell 38.1%. Most of the decline occurred after the September collapse of the U.S. investment banking industry, which became overwhelmed by mortgage-related losses. The dramatic events triggered a sell-off in the stock and credit markets, which triggered write-downs and deleveraging in the financial system. Credit dried up and economic activity slowed, with GDP plunging at an annual rate of 6.3% in the fourth quarter of 2008 — the steepest drop since 1982. Policymakers took unprecedented steps to boost confidence in the financial system and economy, including cutting short-term interest rates from 2.25% to near zero. However, throughout the fall and winter, stock prices slid, credit remained tight and the recession that had started in 2007 deepened.

The picture was similarly bleak in developed markets overseas, where investors grappled with European bank failures and gloomy economic data. The euro zone fell into its first recession since the 1999 creation of the common currency, and the U.K. and Japanese economies also slipped into recession. The European Central Bank, Bank of England and Bank of Japan slashed their key interest rates to 1.5%, 0.5% and 0.1%, respectively. With little room for further cuts, U.K. and Japanese central bankers started purchasing government bonds to try to lower borrowing costs, a measure the U.S. Federal Reserve implemented as well. The MSCI EAFE Index lost 36.5% in local currencies and 46.2% in U.S. dollar terms. The dollar was essentially flat versus the yen but appreciated 16.1% and 27.8% versus the euro and pound, respectively. Dollar strength was due to a global flight to safety, while the yen benefited from the unwinding of carry trades — trades in which money had been borrowed at low Japanese interest rates to invest elsewhere at potentially higher returns.

In developing countries, the MSCI Emerging Markets Index fell 36.5% in local currencies and 46.9% in U.S. dollars. Emerging market equities were especially volatile due to rising risk aversion and deteriorating demand for commodity exports. As the global financial crisis unfolded, the Reuters/Jefferies CRB Index of nineteen commodities dropped approximately 53% from its July peak through the end of March. Recognizing that inflation was yesterday’s problem, governments in emerging countries joined their developed-market counterparts in trying to stimulate their economies. For example, China cut interest rates for the first time in six years, Brazil unveiled a $15.1 billion construction spending package and India more than doubled the limit on foreign investment in corporate bonds.

The downward volatility in the markets was obviously a headwind for our mutual funds, which posted declines. The U.S. Emerging Growth Fund trailed the Russell 2000 Growth Index during the period; however, the U.S. Systematic Large Cap Growth Fund outperformed the Russell 1000 Growth Index. Both funds have beaten their benchmarks over longer periods of time.

The qualities of our firm help us attract and retain high-caliber people, and we welcomed several talented professionals to the company this period. We also continued to invest in our technology infrastructure, which supports risk management, trading, compliance and other vital operations. We will continue to fully resource our investment teams, as well as the critical functions that contribute to their success. Our shareholders should expect the same level of commitment and investment from us in these difficult times that we promised in good times, and we intend to deliver it. Our organization is healthy and stable, and we enjoy a strong working relationship with our well-capitalized parent company, Allianz Global Investors.

We close the books on this fiscal year with relief, and look forward to the future with optimism. We do not believe the global economy will slip into a depression given the massive, concerted fiscal and monetary response from governments around the world. Nonetheless, we think that the duration of the current downturn relies on the effectiveness of those measures. Until the credit markets resume lending and businesses have access to capital, it is difficult to anticipate returns for any asset class. Investors can take heart, however, as several asset classes, including high-yield corporate bonds and convertible securities, provide attractive investment opportunities. Spreads between high yield bonds, also known as junk bonds and below investment grade issues, and comparable Treasury issues, remain well above prior-cycle highs.

On behalf of everyone at the firm, thank you for your participation in the Nicholas-Applegate Institutional Funds. We appreciate the trust you have placed in us.

The Best Regards,

Horacio A. Valeiras, CFA
President and Chief Investment Officer
March 31, 2009

TABLE OF CONTENTS

The Funds’ Review and Outlook, Performance and Schedule of Investments:
U.S. Emerging Growth Fund	1
U.S. Systematic Large Cap Growth Fund	5

The Funds’:
Financial Highlights	8
Statements of Assets and Liabilities	10
Statements of Operations	11
Statements of Changes in Net Assets	12
Notes to Financial Statements	13
Report of Independent Registered Public Accounting Firm	20
Shareholder Expense Example	21
Supplementary Information	22

This report is authorized for distribution to shareholders and to others only when preceded or accompanied by a currently effective prospectus for Nicholas-Applegate Institutional Funds Class R Shares. Distributor: Nicholas-Applegate Securities.

U.S. EMERGING GROWTH FUND

Management Team: John C. McCraw, Portfolio Manager; Robert S. Marren, Portfolio Manager

Chief Investment Officer: Horacio A. Valeiras, CFA

Goal: The U.S. Emerging Growth Fund seeks to maximize long-term capital appreciation through investments primarily in U.S. companies with market capitalizations similar to the Russell 2000 Growth Index at time of purchase.

Market Overview: U.S. equity indexes, including the Russell 2000 Growth Index, registered declines during the twelve months ended March 31, 2009. Stock prices tumbled in response to:

•	Turmoil in the credit markets, as losses on subprime mortgages threatened the solvency of large financial institutions and bank lending effectively ceased.

•	Mounting evidence that the credit crisis was wreaking havoc on the economy, including the first back-to-back contraction in quarterly consumer spending since reports were first kept in 1947.

•	Uncertainty about the terms and potential impact of government programs created to stabilize the financial system and economy.

Weak earnings reports and a lack of visibility into future earnings added to the selling pressure. The fourth quarter of 2008 marked the sixth consecutive quarter of earnings declines for small and large companies across corporate America.

Stocks advanced near the end of the period on positive news about bank profits, signs of life in the housing market and rising optimism that the government’s fiscal and monetary policies would spur growth. Those policies included a $787 billion economic stimulus package, near-zero interest rates, a plan to reduce toxic assets on banks’ balance sheets and government purchases of longer-term Treasuries.

Performance: The Fund’s Class R shares fell 42.68% during the fiscal year ended March 31, 2009, while the Russell 2000 Growth Index declined 36.36%.

Portfolio Specifics: Stock selection in the consumer discretionary sector had a positive effect on performance versus the index. Several of our restaurant stocks did particularly well, including Cracker Barrel Old Country Store. Cracker Barrel’s sales and earnings were resilient, supported by the strength of the company’s brand, disciplined cost management and lower food inflation. Stock selection in the telecommunication services and utilities sectors was also positive.

Health care was one of the best-performing sectors in the index, and an underweight in the group hurt results versus the benchmark. When the economy is weak, investors tend to favor the stable demand characteristics of health care companies, and this period was no exception. Stock selection in health care was another area of relative weakness. One of the worst-performing holdings in the Fund was a provider of life sciences tools that reported disappointing operating results. Stock selection in the industrials and information technology sectors also weighed on performance versus the index.

Market Outlook: The stock market is likely to remain volatile in the months ahead given the challenging economic and earnings environment. Earnings estimates for 2009, already significantly reduced, are likely to decline further. The recession is expected to be longer and deeper than past contractions due to several factors, including tighter lending standards and higher job losses. That said, we are encouraged by the government’s aggressive monetary and fiscal policies, which should restore liquidity to the financial system and set the recovery process in motion.

Despite the uncertainty in the market, we believe that our focus on individual stock selection will lead to strong, long-term performance in the Fund.

The graph above shows the value of a hypothetical $250,000 investment in the Fund compared with the Russell 2000 Growth Index for the periods indicated. The Fund’s Class R shares were first available on May 21, 1999. Performance prior to the introduction of Class R shares reflects the historical performance of the Fund’s Class I Shares. This performance has been restated to reflect shareholder services fees of 0.25% applicable to Class R shares, but not Class I shares of the Fund. The Fund’s Class I shares calculate their performance based upon the historical performance of a corresponding series of Nicholas-Applegate Mutual Funds (renamed ING Mutual Funds), adjusted to reflect all fees and expenses applicable to the Fund’s Class I shares. Average annual total return figures include changes in principal value, reinvested dividends, and capital gain distributions. The total returns shown above do not show the effects of income taxes on an individual’s investment. In most cases, taxes may reduce your actual investment returns on income or gains paid by the Fund or any gains you may realize if you sell your shares. Past performance cannot guarantee future results.

The Russell 2000 Growth Index is an unmanaged index comprised of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 2000 Index is an unmanaged index generally representative of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 10% of the total market capitalization of the Russell 3000 Index. Index returns include reinvestment of dividends. Unless otherwise noted, index returns reflect the reinvestment of income dividends and capital gains, if any, but do not reflect fees, brokerage commissions or other expenses of investing. One cannot invest directly in an index. Since markets can go down as well as up, investment returns and principal value will fluctuate with market conditions. You may have a gain or loss when you sell your shares.

U.S. EMERGING GROWTH FUND

SCHEDULE OF INVESTMENTS

As of March 31, 2009

	Number of Shares	Value
Common Stock - 97.6%
Aerospace/Defense - 1.1%
Cubic Corp.	2,000	$50,660
National Presto Industries, Inc.	600	36,606

		87,266

Aerospace/Defense-Equipment - 1.8%
BE Aerospace, Inc.*	5,700	49,419
Orbital Sciences Corp.*	3,800	45,182
Triumph Group, Inc.	1,300	49,660

		144,261

Agricultural Chemicals - 0.5%
Intrepid Potash, Inc.*	2,400	44,280

Airlines - 1.4%
Continental Airlines, Inc. Cl. B*	4,400	38,764
Hawaiian Holdings, Inc.*	12,400	46,252
JetBlue Airways Corp.*	8,000	29,200

		114,216

Alternative Waste Technology - 0.6%
Calgon Carbon Corp.*	3,300	46,761

Apparel Manufacturers - 0.4%
G-III Apparel Group, Ltd.*	5,200	28,704

Applications Software - 0.7%
Compuware Corp.*	8,300	54,697

Batteries/Battery Systems - 0.5%
Greatbatch, Inc.*	2,100	40,635

Beverages-Wine/Spirits - 0.4%
Central European Distribution Corp.*	2,800	30,128

Broadcast Services/Programming - 0.6%
DG FastChannel, Inc.*	2,600	48,802

Building-Heavy Construction - 0.6%
Chicago Bridge & Iron Co.	8,000	50,160

Chemicals-Diversified - 0.7%
Olin Corp.	3,900	55,653

Chemicals-Specialty - 1.5%
Ashland, Inc.	4,600	47,518
Cytec Industries, Inc.	2,300	34,546
NewMarket Corp.	900	39,870

		121,934

Coal - 0.5%
Massey Energy Co.	3,900	39,468

Coffee - 0.5%
Green Mountain Coffee Roasters, Inc.*	900	43,200

Commercial Services - 0.8%
HMS Holdings Corp.*	1,900	62,510

Commercial Services-Finance - 0.6%
Wright Express Corp.*	2,700	49,194

Computer Aided Design - 0.5%
Parametric Technology Corp.*	3,700	36,926

Computer Software - 0.6%
Double-Take Software, Inc.*	7,400	50,024

Computers-Integrated Systems - 0.5%
Netscout Systems, Inc.*	5,900	42,244

Computers-Peripheral Equipment - 0.8%
Synaptics, Inc.*	2,400	64,224

	Number of Shares	Value
Consulting Services - 0.6%
Watson Wyatt Worldwide, Inc. Cl. A	1,000	$49,370

Consumer Products-Miscellaneous - 0.6%
Tupperware Brands Corp.	2,700	45,873

Containers-Paper/Plastic - 0.7%
Rock-Tenn Co. Cl. A	2,200	59,510

Diagnostic Kits - 0.7%
Inverness Medical Innovations, Inc.*	2,100	55,923

Disposable Medical Products - 0.5%
Merit Medical Systems, Inc.*	3,300	40,293

Distribution/Wholesale - 1.3%
Beacon Roofing Supply, Inc.*	3,600	48,204
LKQ Corp.*	3,800	54,226

		102,430

Diversified Manufacturing Operations - 0.6%
Brink’s Co.	1,900	50,274

Diversified Operations - 0.4%
Compass Diversified Holdings	4,000	35,680

E-Commerce/Services - 0.6%
IAC/InterActiveCorp*	3,300	50,259

Electric-Integrated - 0.5%
Unisource Energy Corp.	1,400	39,466

Electronic Components-Semiconductors - 3.1%
Macrovision Solutions Corp.*	5,600	99,624
ON Semiconductor Corp.*	9,300	36,270
PMC - Sierra, Inc.*	7,600	48,488
Skyworks Solutions, Inc.*	8,200	66,092

		250,474

Electronic Design Automations - 0.5%
Mentor Graphics Corp.*	8,800	39,072

Electronic Measure Instruments - 0.5%
Itron, Inc.*	800	37,880

E-Marketing/Information - 1.2%
Digital River, Inc.*	1,600	47,712
Valueclick, Inc.*	6,100	51,911

		99,623

Enterprise Software/Services - 3.4%
Lawson Software, Inc.*	9,200	39,100
Mantech International Corp. Cl. A*	1,200	50,280
Novell, Inc.*	11,300	48,138
Sybase, Inc.*	2,000	60,580
Taleo Corp. Cl. A*	6,500	76,830

		274,928

Entertainment Software - 0.6%
Take-Two Interactive Software, Inc.*	5,400	45,090

E-Services/Consulting - 0.6%
Websense, Inc.*	4,300	51,600

Finance-Consumer Loans - 1.2%
Ocwen Financial Corp.*	4,600	52,578
Portfolio Recovery Associates, Inc.*	1,800	48,312

		100,890

Finance-Investment Bankers/Brokers - 0.6%
SWS Group, Inc.	2,900	45,037

Food-Miscellaneous/Diversified - 0.6%
Diamond Foods, Inc.	1,900	53,067

See Accompanying Notes to Financial Statements.

SCHEDULE OF INVESTMENTS

As of March 31, 2009

	Number of Shares	Value
Food-Wholesale/Distribution - 1.2%
Spartan Stores, Inc.	3,100	$47,771
United Natural Foods, Inc.*	2,800	53,116

		100,887

Footwear & Related Apparel - 1.2%
Deckers Outdoor Corp.*	1,000	53,040
Steven Madden, Ltd.*	2,300	43,194

		96,234

Hazardous Waste Disposal - 0.4%
American Ecology Corp.	2,500	34,850

Human Resources - 0.5%
Emergency Medical Services Corp. Cl. A*	1,200	37,668

Instruments-Scientific - 0.6%
FEI Co.*	3,200	49,376

Internet Applications Software - 0.9%
Cybersource Corp.*	4,900	72,569

Internet Infrastructure Equipment - 0.6%
Avocent Corp.*	3,900	47,346

Internet Infrastructure Software - 0.8%
AsiaInfo Holdings, Inc.*	3,900	65,715

Intimate Apparel - 0.8%
The Warnaco Group, Inc.*	2,700	64,800

Life/Health Insurance - 0.6%
Delphi Financial Group, Inc. Cl. A	3,800	51,148

Machinery-Construction & Mining - 0.6%
Bucyrus International, Inc. Cl. A	3,300	50,094

Machinery-General Industry - 0.5%
Wabtec Corp.	1,600	42,208

Marine Services - 1.1%
Aegean Marine Petroleum Network, Inc.	5,300	88,775

Medical Instruments - 1.5%
Integra LifeSciences Holdings Corp.*	1,400	34,622
NuVasive, Inc.*	1,500	47,070
Thoratec Corp.*	1,600	41,104

		122,796

Medical Labs & Testing Services - 0.4%
Bio-Reference Labs, Inc.*	1,500	31,365

Medical Products - 4.0%
American Medical Systems Holdings, Inc.*	6,800	75,820
China Medical Technologies, Inc. - ADR	2,600	35,802
Exactech, Inc.*	3,600	41,364
Haemonetics Corp.*	900	49,572
Hanger Orthopedic Group, Inc.*	3,700	49,025
PSS World Medical, Inc.*	3,300	47,355
Wright Medical Group, Inc.*	2,100	27,363

		326,301

Medical Sterilize Product - 0.7%
STERIS Corp.	2,500	58,200

Medical-Biomedical/Genetics - 6.9%
Alexion Pharmaceuticals, Inc.*	2,000	75,320
Alnylam Pharmaceuticals, Inc.*	2,000	38,080
Bio-Rad Laboratories, Inc. Cl. A*	600	39,540
Cubist Pharmaceuticals, Inc.*	2,700	44,172
Medicines Co.*	4,500	48,780
Myriad Genetics, Inc.*	1,800	81,846
OSI Pharmaceuticals, Inc.*	1,700	65,042
Regeneron Pharmaceuticals, Inc.*	3,100	42,966

	Number of Shares	Value
Seattle Genetics, Inc.*	4,400	$43,384
Sequenom, Inc.*	2,300	32,706
United Therapeutics Corp.*	700	46,263

		558,099

Medical-Drugs - 1.5%
Eurand NV*	4,600	51,244
Pharmasset, Inc.*	3,200	31,392
Sepracor, Inc.*	2,500	36,650

		119,286

Medical-Nursing Homes - 0.7%
Sun Healthcare Group, Inc.*	6,400	54,016

Medical-Outpatient/Home Medical Care - 1.6%
Almost Family, Inc.*	1,900	36,271
Gentiva Health Services, Inc.*	2,500	38,000
LHC Group, Inc.*	2,400	53,472

		127,743

MRI/Medical Diagnostic Imaging Centers - 0.4%
Alliance Imaging, Inc.*	5,300	36,040

Oil & Gas Drilling - 0.5%
Atwood Oceanics, Inc.*	2,700	44,793

Oil Companies-Exploration & Production - 3.3%
Arena Resources, Inc.*	2,800	71,344
Comstock Resources, Inc.*	1,600	47,680
EXCO Resources, Inc.*	4,700	47,000
GMX Resources, Inc.*	2,500	16,250
Quicksilver Resources, Inc.*	7,800	43,212
Whiting Petroleum Corp.*	1,600	41,360

		266,846

Oil-Field Services - 1.0%
Cal Dive International, Inc.*	6,100	41,297
Global Industries, Ltd.*	10,900	41,856

		83,153

Patient Monitoring Equipment - 1.0%
CardioNet, Inc.*	1,500	42,090
Mindray Medical International, Ltd. - ADR	2,200	40,722

		82,812

Pharmacy Services - 0.6%
Catalyst Health Solutions, Inc.	2,400	47,568

Physical Practice Management - 0.5%
IPC The Hospitalist Co., Inc.*	2,300	43,769

Power Conversion/Supply Equipment - 0.5%
Powell Industries, Inc.*	1,200	42,372

Printing-Commercial - 0.8%
VistaPrint, Ltd.*	2,300	63,227

Private Corrections - 0.7%
Cornell Cos., Inc.*	3,500	57,295

Property/Casualty Insurance - 1.5%
Amtrust Financial Services, Inc.	6,500	62,075
Tower Group, Inc.	2,600	64,038

		126,113

Real Estate Management/Service - 0.5%
Jones Lang LaSalle, Inc.	1,900	44,194

Retail-Apparel/Shoe - 4.5%
Aeropostale, Inc.*	2,100	55,776
Collective Brands, Inc.*	3,700	36,038
Guess ?, Inc.	3,500	73,780

See Accompanying Notes to Financial Statements.

U.S. EMERGING GROWTH FUND

SCHEDULE OF INVESTMENTS

As of March 31, 2009

	Number of Shares	Value
HOT Topic, Inc.*	4,000	$44,760
JOS. A Bank Clothiers, Inc.*	1,500	41,715
Phillips-Van Heusen Corp.	2,600	58,968
The Childrens Place Retail Stores, Inc.*	2,500	54,725

		365,762

Retail-Miscellaneous/Diversified - 0.6%
Pricesmart, Inc.	2,600	46,826

Retail-Restaurants - 5.6%
Buffalo Wild Wings, Inc.*	1,700	62,186
CEC Entertainment, Inc.*	2,000	51,760
Chipotle Mexican Grill, Inc. Cl. A*	600	39,828
CKE Restaurants, Inc.	7,900	66,360
Cracker Barrel Old Country Store, Inc.	2,300	65,872
Domino’s Pizza, Inc.*	8,500	55,675
Jack in the Box, Inc.*	2,500	58,225
Wendy’s/Arby’s Group, Inc.	10,600	53,318

		453,224

Schools - 0.7%
Corinthian Colleges, Inc.*	2,800	54,460

Semiconductor Components-Integrated Circuits - 1.4%
Pericom Semiconductor Corp.*	7,200	52,632
TriQuint Semiconductor, Inc.*	25,800	63,726

		116,358

Semiconductor Equipment - 0.7%
Tessera Technologies, Inc.*	4,000	53,480

Telecommunications Services - 1.3%
NTELOS Holdings Corp.	2,400	43,536
Premiere Global Services, Inc.*	6,800	59,976

		103,512

Theaters - 0.8%
Cinemark Holdings, Inc.	6,800	63,852

Therapeutics - 2.0%
Cypress Bioscience, Inc.*	5,800	41,238
Medarex, Inc.*	8,100	41,553
Onyx Pharmaceuticals, Inc.*	1,600	45,680
Questcor Pharmaceuticals, Inc.*	6,700	32,964

		161,435

Transactional Software - 0.8%
Solera Holdings, Inc.*	2,500	61,950

Transport-Air Freight - 0.8%
Atlas Air Worldwide Holdings, Inc.*	3,700	64,195

Transport-Marine - 1.5%
Diana Shipping, Inc.	3,300	38,907
Genco Shipping & Trading, Ltd.	3,900	48,126
Gulfmark Offshore, Inc.*	1,500	35,790

		122,823

Transport-Rail - 0.5%
Genesee & Wyoming, Inc. Cl. A*	2,100	44,625

Transport-Services - 0.5%
Bristow Group, Inc.*	1,900	40,717

Transport-Truck - 1.4%
Old Dominion Freight Line, Inc.*	2,200	51,678
Saia, Inc.*	5,400	64,530

		116,208

Ultra Sound Imaging Systems - 0.3%
SonoSite, Inc.*	1,600	28,608

	Number of Shares	Value
Water Treatment Systems - 0.4%
Energy Recovery, Inc.*	4,800	$36,480

Wire & Cable Products - 0.6%
General Cable Corp.*	2,400	47,568

Wireless Equipment - 0.4%
InterDigital, Inc.*	1,300	33,566

Total Common Stock (Cost: $9,971,831)		7,935,333

	Principal Amount
Short Term Investments - 1.9%
Time Deposit - 1.9%
Citibank London
0.100%, 04/01/09 (Cost: $150,185)	$150,185	150,185

Total Investments - 99.5% (Cost: $10,122,016)		8,085,518

Other Assets in Excess of Liabilities - 0.5%		41,819

Net Assets - 100.0%		$8,127,337

*	Non-income producing securities.

ADR - American Depository Receipt

SCHEDULE OF INVESTMENTS BY SECTOR

as of March 31, 2009

Sector	Percent of Net Assets
Consumer, Non-cyclical	32.4%
Consumer, Cyclical	16.4
Industrial	14.9
Technology	13.4
Communications	7.1
Energy	5.3
Financial	4.5
Basic Materials	2.7
Utilities	0.5
Diversified	0.4
Short Term Investments	1.9

Total Investments	99.5
Other assets in excess of liabilities	0.5

Net Assets	100.0%

See Accompanying Notes to Financial Statements.

U.S. SYSTEMATIC LARGE CAP GROWTH FUND

Management Team: James Li, Ph.D., CFA, Portfolio Manager; Jane Edmondson, Portfolio Manager

Chief Investment Officer: Horacio A. Valeiras, CFA

Goal: The U.S. Systematic Large Cap Growth Fund seeks to maximize long-term capital appreciation by investing primarily in stocks from a universe of large U.S. companies with market capitalizations similar to the Russell 1000 Growth Index at time of purchase.

Market Overview: The Russell 1000 Growth Index declined in the fiscal year ended March 31, 2009. During the period, the U.S. stock market suffered its most severe correction since the 1930s. Weakness was driven by:

•	Deterioration in the value of mortgage-related securities, which led to the collapse or near collapse of several bellwether financial institutions.

•	Fear of a systemic failure in the financial system, which made banks restrict credit and forced investors, consumers and businesses to rely less on debt.

•	Rapid drop in economic activity and corporate earnings, with S&P 500 companies posting a sixth consecutive decline in quarterly earnings — the longest stretch on record.

Major market indexes touched twelve-year lows in February, despite the Federal Reserve having lowered its key lending rate to near zero and the government having pledged an estimated $11.6 trillion in rescue and stimulus programs. However, the stock market rallied sharply in the last few weeks of March due to a number of positive developments. For example, sales of new and existing homes jumped unexpectedly in February, and several large banks said they were profitable in the first two months of 2009.

Performance: The Fund’s Class R shares posted a 33.81% decline during the twelve months ended March 31, 2009 but outperformed the Russell 1000 Growth Index, which lost 34.28%.

Portfolio Specifics: Performance versus the index benefited from stock selection in the energy and consumer discretionary sectors. Holdings that generated gains included Cameron International, an energy equipment and services company that benefited from a positive outlook for its subsea business; Family Dollar Stores, a discount retailer that saw an increase in customer traffic; and fast food chain McDonald’s, which reported consistent growth in same-store-sales. A number of our health care stocks also posted gains in the down market, including biotechnology firm Amgen. Amgen benefited from expectations that its lead product candidate, an osteoporosis drug, could be a major growth driver for the company.

Areas of relative weakness included stock selection in the industrials and materials sectors. Two of the biggest detractors in the portfolio were a railroad that was hurt by declining freight volumes and a mining company that was impacted by falling copper prices.

The Fund’s holdings remained broadly diversified throughout the fiscal year. On March 31, 2009, the largest overweights versus the Russell 1000 Growth Index were in the health care (+8.1%) and energy (+1.3%) sectors. The largest underweights were in industrials (–2.5%) and information technology (–2.4%).

Market Outlook: Our process evaluates investment opportunities on a relative basis and is required to remain fully invested. As such, the process neither utilizes, nor results in, a forecast or outlook on the overall market, but expects to perform equally well in both up and down markets versus the Russell 1000 Growth Index.

Through consistent application of our systematic, model-driven process, we believe that the Fund will overtime add value to the benchmark over time.

The graph above shows the value of a hypothetical $250,000 investment in the Fund compared with the Russell 1000 Growth Index for the periods indicated. The Fund’s Class R shares were first available on May 21, 1999. Performance prior to the introduction of Class R shares reflects the historical performance of the Fund’s Class I Shares. This performance has been restated to reflect shareholder services fees of 0.25% applicable to Class R shares, but not Class I shares of the Fund. The Fund’s Class I Shares calculate their performance based upon the historical performance of a corresponding series of Nicholas-Applegate Mutual Funds (renamed ING Mutual Funds). Average annual total return figures include changes in principal value, reinvested dividends, and capital gain distributions. Absent expense limitations, total returns would have been slightly lower. The total returns shown above do not show the effects of income taxes on an individual’s investment. In most cases, taxes may reduce your actual investment returns on income or gains paid by the Fund or any gains you may realize if you sell your shares. Past performance cannot guarantee future results.

The Russell 1000 Growth Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Russell 1000 Index consists of the 1,000 largest securities in the Russell 3000 Index, which represents approximately 90% of the total market capitalization of the Russell 3000 Index. It is a large-cap, market-oriented index and is highly correlated with the S&P 500 Index. Unless otherwise noted, index returns reflect the reinvestment of income dividends and capital gains, if any, but do not reflect fees, brokerage commissions or other expenses of investing. One cannot invest directly in an index. Since markets can go down as well as up, investment return and principal value will fluctuate with market conditions. You may have a gain or loss when you sell your shares.

U.S. SYSTEMATIC LARGE CAP GROWTH FUND

SCHEDULE OF INVESTMENTS

As of March 31, 2009

	Number of Shares	Value
Common Stock - 99.1%
Advertising Agencies - 0.4%
Interpublic Group of Cos., Inc.*	6,200	$25,544

Aerospace/Defense - 4.3%
Lockheed Martin Corp.	1,900	131,157
Northrop Grumman Corp.	3,200	139,648

		270,805

Agricultural Chemicals - 1.7%
CF Industries Holdings, Inc.	1,500	106,695

Agricultural Operations - 1.0%
Archer-Daniels-Midland Co.	2,300	63,894

Applications Software - 4.3%
Microsoft Corp.	14,600	268,202

Beverages-Non-alcoholic - 2.3%
Coca-Cola Co.	2,500	109,875
PepsiCo, Inc.	600	30,888

		140,763

Building-Residential/Commercial - 1.1%
Pulte Homes, Inc.	6,200	67,766

Cable/Satellite TV - 0.2%
Time Warner Cable, Inc. Cl. A	635	15,748

Coatings/Paint - 0.9%
Sherwin-Williams Co.	1,100	57,167

Computer Services - 1.0%
Accenture, Ltd. Cl. A	2,200	60,478

Computers - 7.5%
Apple, Inc.*	1,400	147,168
Hewlett-Packard Co.	3,700	118,622
International Business Machines Corp.	2,100	203,469

		469,259

Computers-Memory Devices - 0.5%
EMC Corp./Massachusetts*	2,800	31,920

Data Processing/Management - 1.4%
Fiserv, Inc.*	2,400	87,504

E-Commerce/Products - 2.0%
Amazon.com, Inc.*	1,700	124,848

Electronic Components-Semiconductors - 2.6%
Intel Corp.	7,600	114,380
Xilinx, Inc.	2,400	45,984

		160,364

Engineering/R & D Services - 2.4%
Fluor Corp.	1,100	38,005
The Shaw Group, Inc.*	900	24,669
URS Corp.*	2,200	88,902

		151,576

Enterprise Software/Services - 1.5%
Oracle Corp.*	5,300	95,771

Food-Miscellaneous/Diversified - 1.8%
General Mills, Inc.	2,300	114,724

Gold Mining - 0.6%
Newmont Mining Corp.	800	35,808

Internet Infrastructure Software - 0.5%
F5 Networks, Inc.*	1,400	29,330

	Number of Shares	Value
Medical Instruments - 1.6%
Boston Scientific Corp.*	7,900	$62,805
St. Jude Medical, Inc.*	1,100	39,963

		102,768

Medical Products - 0.9%
Johnson & Johnson	1,100	57,860

Medical-Biomedical/Genetics - 4.0%
Amgen, Inc.*	2,800	138,656
Biogen Idec, Inc.*	800	41,936
Celgene Corp.*	1,600	71,040

		251,632

Medical-Drugs - 10.1%
Abbott Laboratories	2,700	128,790
Bristol-Myers Squibb Co.	6,200	135,904
Cephalon, Inc.##,*	1,400	95,340
Eli Lilly & Co.	2,700	90,207
Forest Laboratories, Inc.*	2,800	61,488
Schering-Plough Corp.	5,000	117,750

		629,479

Medical-Generic Drugs - 1.0%
Mylan, Inc.*	4,500	60,345

Medical-HMO - 1.4%
UnitedHealth Group, Inc.*	2,300	48,139
WellPoint, Inc.*	1,100	41,767

		89,906

Multi-line Insurance - 1.2%
ACE, Ltd.	1,800	72,720

Multimedia - 0.8%
Time Warner, Inc.	2,533	48,887

Networking Products - 4.0%
Cisco Systems, Inc.*	14,800	248,196

Oil & Gas Drilling - 1.3%
ENSCO International, Inc.	3,000	79,200

Oil Companies-Exploration & Production - 2.1%
Occidental Petroleum Corp.	1,500	83,475
Southwestern Energy Co.*	1,700	50,473

		133,948

Oil Companies-Integrated - 1.3%
Exxon Mobil Corp.	1,200	81,720

Oil Field Machine & Equipment - 3.4%
Cameron International Corp.*	4,400	96,492
National Oilwell Varco, Inc.*	4,000	114,840

		211,332

Oil Refining & Marketing - 1.1%
Valero Energy Corp.	3,800	68,020

Pharmacy Services - 4.0%
Express Scripts, Inc. Cl. A*	500	23,085
Medco Health Solutions, Inc.*	2,400	99,216
Omnicare, Inc.	5,100	124,899

		247,200

Retail-Discount - 5.6%
Family Dollar Stores, Inc.	2,500	83,425
Wal-Mart Stores, Inc.	5,100	265,710

		349,135

See Accompanying Notes to Financial Statements.

SCHEDULE OF INVESTMENTS

As of March 31, 2009

	Number of Shares	Value
Retail-Drug Store - 1.0%
CVS Caremark Corp.	2,300	$63,227

Retail-Restaurants - 2.8%
McDonald’s Corp.	1,400	76,398
Panera Bread Co. Cl. A##,*	1,800	100,620

		177,018

Schools - 1.6%
Apollo Group, Inc. Cl. A*	900	70,497
DeVry, Inc.	600	28,908

		99,405

Semicon Components-Integrated Circuits - 1.0%
Marvell Technology Group, Ltd.*	7,000	64,120

Tobacco - 3.7%
Altria Group, Inc.	10,900	174,618
Philip Morris International, Inc.	1,600	56,928

		231,546

Transport-Rail - 2.6%
CSX Corp.	3,400	87,890
Norfolk Southern Corp.	1,400	47,250
Union Pacific Corp.	700	28,777

		163,917

Web Portals/ISP - 3.1%
Google, Inc. Cl. A*	300	104,418
Sohu.com, Inc.*	2,100	86,751

		191,169

Wireless Equipment - 1.5%
QUALCOMM, Inc.	2,400	93,384

Total Common Stock (Cost: $6,998,778)		6,194,300

	Principal Amount
Short Term Investments - 5.2%
Repurchase Agreement - 2.7%
Credit Suisse Securities, LLC, 0.150% dated 3/31/09, to be repurchased at $170,101 on 4/1/09 (collateralized by U.S. Treasury Bill, 0.000% due 6/18/09)**	$170,100	170,100

Time Deposit - 2.5%
Citibank London 0.100%, 04/01/09	152,082	152,082

Total Short Term Investments (Cost: $322,182)		322,182

Total Investments - 104.3% (Cost: $7,320,960)		6,516,482

Liabilities in Excess of Other Assets - (4.3%)		(268,910)

Net Assets - 100.0%		$6,247,572

*	Non-income producing securities.
##	All or a portion of the Fund’s holdings in this security was on loan as of March 31, 2009.
**	All of the security is purchased with cash collateral proceeds from securities loans.

SCHEDULE OF INVESTMENTS BY SECTOR

as of March 31, 2009

Sector	Percent of Net Assets
Consumer, Non-cyclical	33.4%
Technology	19.8
Communications	12.4
Consumer, Cyclical	10.5
Industrial	9.4
Energy	9.2
Basic Materials	3.2
Financial	1.2
Short Term Investments	5.2

Total Investments	104.3
Liabilities in excess of other assets	(4.3)

Net Assets	100.0%

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

FINANCIAL HIGHLIGHTS

For a Class R share outstanding during the periods indicated

						Distributions from:
	Net Asset Value, Beginning	Net Investment Income (Loss) (1)	Net Realized and Unrealized Gain (Loss)		Total from Investments Operations	Net Investment Income	Net Realized Capital Gains
U.S. EQUITY FUNDS
U.S. EMERGING GROWTH
For the year ended 03/31/09	$11.20	$(0.06)	$(4.72	)(5)	$(4.78)	$—	$—
For the year ended 03/31/08	12.84	(0.10)	(0.66	)(5)	(0.76)	—	(0.88)
For the year ended 03/31/07	13.69	(0.10)	0.18	(6)	0.08	—	(0.93)
For the year ended 03/31/06	9.65	(0.14)	4.18		4.04	—	—
For the year ended 03/31/05	9.52	(0.10)	0.23		0.13	—	—
U.S. SYSTEMATIC LARGE CAP GROWTH
For the year ended 03/31/09	$18.99	$0.05	$(6.47	)(5)	$(6.42)	$—	$—
For the year ended 03/31/08	19.42	(0.07)	(0.36	)(5)	(0.43)	—	—
For the year ended 03/31/07	17.59	(0.02)	1.85		1.83	—	—
For the year ended 03/31/06	15.46	(0.02)	2.15		2.13	—	—
For the year ended 03/31/05	14.90	0.02	0.54		0.56	—	—

(1)	Net investment income per share is calculated by dividing net investment income for the period by the average shares outstanding during the period.
(2)	Total returns are not annualized for periods less than one year.
(3)	Ratios are annualized for periods of less than one year. Expense reimbursements reflect voluntary reductions of total expenses. Such amounts would increase net investment income (loss) ratios had such reductions not occurred.

See Accompanying Notes to Financial Statements.

				Ratios to Average Net Assets (3)
Total Distributions	Net Asset Value, Ending	Total Return (2)	Net Assets, Ending (in 000’s)	Net Investment Income (Loss)	Total Expenses	Expenses (Reimbursements)/ Recoupment	Expenses Net of Reimbursement/ Recoupment	Expenses Net of Reimbursement/ Recoupment Offset (4)	Fund’s Portfolio Turnover Rate
$—	$6.42	(42.68)%	$1,536	(0.62)%	1.46%	—	1.46%	1.14%	146%
(0.88)	11.20	(7.15)%	2,870	(0.71)%	1.46%	—	1.46%	0.96%	129%
(0.93)	12.84	1.02%	3,177	(0.78)%	1.46%	—	1.46%	0.97%	148%
—	13.69	41.98%	3,173	(1.27)%	2.09%	(0.36)%	1.73%	1.42%	128%
—	9.65	1.37%	3,681	(1.06)%	1.89%	(0.20)%	1.69%	1.26%	142%

$—	$12.57	(33.81)%	$3,461	0.32%	1.46%	—	1.42%	1.37%	116%
—	18.99	(2.21)%	5,822	(0.35)%	1.39%	—	1.39%	1.36%	106%
—	19.42	10.40%	6,022	(0.13)%	1.38%	—	1.38%	1.30%	100%
—	17.59	13.78%	6,055	(0.11)%	1.86%	(0.48)%	1.38%	1.29%	147%
—	15.46	3.76%	9,318	0.14%	1.94%	(0.57)%	1.37%	1.29%	197%

(4)	Net expenses include certain items not subject to expense reimbursement for periods prior to January 23, 2006.
(5)	Includes litigation proceeds of approximately, $0.07 and $0.06 per share for the U.S. Emerging Growth Fund during the fiscal year for 2008 and 2009, respectively, $0.09 and $0.04 per share for the U.S. Systematic Large Cap Growth Fund during the fiscal year for 2008 and 2009, respectively.
(6)	The fund received $12,373 from a security litigation settlement during the year which is reflected in realized gains. This event had a $0.05 per share impact to the fund.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF ASSETS AND LIABILITIES

March 31, 2009	U.S. Emerging Growth	U.S. Systematic Large Cap Growth
Assets
Investments, at value*, (a)	$8,085,518	$6,516,482
Cash	—	—
Receivables:
Investment securities sold	59,243	—
Capital shares sold	27,159	—
Dividends	2,195	8,901
Foreign taxes receivable	—	—
Interest	—	—
Other	258	164

Total assets	8,174,373	6,525,547

Liabilities
Payables:
Investments purchased	$36,458	$95,444
Capital shares redeemed	—	2,084
Collateral on securities loaned	—	170,100
To investment advisor	4,954	2,349
Other Liabilities	5,624	7,998

Total Liabilities	47,036	277,975

NET ASSETS	8,127,337	6,247,572

* Investments, at cost	10,122,016	7,320,960

Net Assets Consist of:
Paid in capital	$19,124,012	$15,726,737
Undistributed net investment income	—	48,672
Accumulated net realized (loss) on investments and foreign currencies	(8,960,177)	(8,723,359)
Net unrealized (depreciation) of investment and other assets and liabilities denominated in foreign currencies	(2,036,498)	(804,478)

Net Assets applicable to all shares outstanding	$8,127,337	$6,247,572

Net Assets of Class I shares	$6,590,839	$511,534
Net Assets of Class II shares	—	2,274,810
Net Assets of Class R shares	1,536,498	3,461,228

Class I Shares outstanding	999,917	39,762
Class II Shares outstanding	—	177,372
Class R Shares outstanding	239,339	275,278

Net Asset Value — Class I Share	$6.59	$12.86
Net Asset Value — Class II Share	$—	$12.83
Net Asset Value — Class R Share	$6.42	$12.57

(a) Including securities on loan with values of:	$—	$166,564

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF OPERATIONS

Year Ended March 31, 2009	U.S. Emerging Growth	U.S. Systematic Large Cap Growth
Investment Income
Dividends	$54,235	$162,416

Total Income	54,235	162,416

Expenses
Advisory fee	74,251	43,781
Administration fees	40,591	55,793
Shareholder servicing fees	5,878	11,887
Trustees’ fees and expenses	3,520	3,942
Interest fee	193	1,781
Miscellaneous	1,517	1,065

Total Expenses	125,950	118,249
Expense offset	(31,475)	(4,505)

Net Expenses	94,475	113,744

Net Investment Income (Loss)	(40,240)	48,672

Net Realized and Unrealized
Loss on Investments
Realized loss from:
Securities	(3,991,029)	(1,713,044)

Net realized loss	(3,991,029)	(1,713,044)

Change in unrealized appreciation (depreciation) of:
Investments	(1,566,687)	(1,284,603)

Net unrealized (depreciation)	(1,566,687)	(1,284,603)

Net (Loss) on Investments	(5,557,716)	(2,997,647)

Assets Resulting from Operations	$(5,597,956)	$(2,948,975)

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATEMENTS OF CHANGES IN NET ASSETS

	U.S. Emerging Growth		U.S. Systematic Large Cap Growth
Years Ended March 31	2009	2008	2009	2008
Increase (Decrease) In Net Assets
Net investment income (loss)	$(40,240)	$(63,162)	$48,672	$(17,588)
Net realized gain (loss)	(3,991,029)	1,109,622	(1,713,044)	1,142,381
Net unrealized appreciation (depreciation)	(1,566,687)	(1,932,344)	(1,284,603)	(1,503,590)

Investment operations	(5,597,956)	(885,884)	(2,948,975)	(378,797)

Distributions to Shareholders:
From net investment income
Class II	—	—	—	(16,091)
From net realized gains
Class I	—	(527,551)	—	—
Class R	—	(217,858)	—	—

Total distributions	—	(745,409)	—	(16,091)

From Capital Share Transactions:
Proceeds from shares sold
Class I	5,416,300	2,539,292	64,726	106,984
Class II	—	—	(400)	2,468,812
Class R	659,133	1,124,520	329,609	486,815
Distributions reinvested
Class I	—	526,107	—	—
Class II	—	—	—	16,091
Class R	—	217,859	—	—
Cost of shares redeemed
Class I	(1,926,575)	(1,777,085)	(90,716)	(262,579)
Class II	—	—	(7,520,810)	(1,650,704)
Class R	(792,831)	(1,216,005)	(792,263)	(571,886)

Net increase (decrease) in net assets from share transactions	3,356,027	1,414,688	(8,009,854)	593,733

Net Increase (Decrease) in Net Assets	(2,241,929)	(216,605)	(10,958,829)	198,845

Net Assets
Beginning	10,369,266	10,585,871	17,206,401	17,007,556

Ending	$8,127,337	$10,369,266	$6,247,572	$17,206,401

Undistributed net investment income (loss), ending	$—	$—	$48,672	$—

Class I — Capital Share Activity
Shares sold	554,485	182,466	4,483	5,151
Distributions reinvested	—	37,552	—	—
Shares redeemed	(209,274)	(131,451)	(5,503)	12,161

Net Class I Share Activity	345,211	88,567	(1,020)	(7,010)

Class II — Capital Share Activity
Shares sold	—	—	(21)	113,463
Distributions reinvested	—	—	—	704
Shares redeemed	—	—	(371,830)	(75,329)

Net Class II Share Activity	—	—	(371,851)	38,838

Class R — Capital Share Activity
Shares sold	72,627	79,606	20,763	23,608
Distributions reinvested	—	15,891	—	—
Shares redeemed	(89,614)	(86,526)	(51,985)	(27,157)

Net Class R Share Activity	(16,987)	8,971	(31,222)	(3,549)

See Accompanying Notes to Financial Statements.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS

NOTE A — ORGANIZATION

Nicholas-Applegate Institutional Funds (the “Trust”) is an open-end investment management company. The Trust was established as a Delaware business trust on December 17, 1992 and consists of thirteen separate portfolios (collectively, the “Funds” and each, a “Fund”). Each Fund’s investment objectives, strategies and risks are discussed in the Funds’ current prospectuses. All of the Funds have issued Class I shares (“Class I”), six Funds have issued Class II shares (“Class II”), two Funds have issued Class III shares (“Class III”), one Fund has issued Class IV shares (“Class IV”) and two Funds have issued Retirement shares (“Class R”). No shares have a sales charge. Class R has a distribution fee. The Funds offering Class R shares are covered in this report.

NOTE B — SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently followed by the Funds in preparing these financial statements are described below. The policies conform with accounting principles generally accepted in the United States.

Security Valuations

Equity securities, including ADRs and GDRs, that are traded on a stock exchange or on the NASDAQ National Market System are valued at the last sale price as of the close of business on the New York Stock Exchange (normally 4:00 p.m. New York time) on the day the securities are being valued, or lacking any sales, at the mean between the closing bid and asked prices. Securities listed or traded on certain non-U.S. exchanges whose operations are similar to the United States over-the-counter market are valued at the price within the limits of the latest available current bid and asked prices deemed by the Adviser to best reflect fair value. A security that is listed or traded on more than one exchange is valued at the quotation on the exchange determined to be the primary market for such security by the Adviser. Equity Linked Notes (“ELN’s”) are valued by using the closing local price for the underlying security and applying the exchange rate for the currency to arrive at a USD equivalent.

Long-term debt obligations, including high quality and high yield corporate securities, municipal securities, asset backed securities, collateralized mortgage obligations and U.S. Government and Agency issues, are normally valued at the mean between the bid and ask price provided by an approved bond pricing service. In the event a TRACE price is used, the price is the last traded price on that day greater than or equal to 1mm par amount. Convertible securities are normally priced at a mean between the bid and ask prices. If such a security has a demand feature exercisable within one to seven days, the security is value at par. In the event that a pricing service does not price a particular security or the price is provided is not believed to be reliable, the Adviser will endeavor to use the average of one or two broker-dealer quotations. If broker-dealer quotations are not available, the Adviser generally “stales” the price. Short-term debt instruments, (e.g., commercial paper, bankers acceptances, U.S. Treasury Bills, etc.) having a maturity of less than 60 days will be valued at amortized cost.

Securities or other assets for which reliable market quotations are not readily available or for which the pricing agent or principal market maker does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Adviser does not represent fair value (“Fair Value Securities”), are valued by the Adviser’s Pricing Committee overseen by the Board of Trustees in consultation as applicable, with the Adviser’s portfolio managers, investment analysts and legal and compliance personnel. Fair Value Securities may include, but are not limited to, the following: certain private placements and restricted securities that do not have an active trading market; securities whose trading has been suspended or for which there is no current market; securities whose prices are stale; securities denominated in currencies that are restricted, untraded, or for which exchange rates are disrupted; securities affected by significant events; and securities that the Adviser’s Pricing Committee believes were priced incorrectly. A “significant event” (which includes, but is not limited to, an extraordinary political or market event) is an event that the Adviser’s Pricing Committee believes with a reasonably high degree of certainty has caused the closing market prices of a Fund’s portfolio securities to no longer reflect their value at the time of the Fund’s NAV calculation.

Security Transactions and Investment Income

Security transactions are accounted for as of trade date. Realized gains and losses from security transactions are determined on an identified-cost basis.

Dividend income is recorded on the ex-dividend date or, for certain non-U.S. securities, when the information becomes available to the Funds. Interest income is recorded on an accrual basis. Discounts and premiums on debt securities are accreted and amortized on the yield to maturity basis.

Non-U.S. Currency Transactions

At each net asset valuation date, the value of assets and liabilities denominated in non-U.S. currencies are translated into U.S. dollars using the current exchange rate at 11:00 a.m. Eastern Time against the U.S. dollar, as provided by an approved pricing service. Security transactions, income and expenses are converted at the prevailing exchange rate on the day of the event. The effect of changes in exchange rates on securities denominated in a non-U.S. currency is included with the net realized and unrealized gain or loss of the associated security. Foreign exchange rates are translated into U.S. dollars when the exchange rate is struck at the close of the London Stock Exchange. Other non-U.S. currency gains or losses are reported separately.

Certain Funds may use forward non-U.S. currency contracts to reduce their exposure to currency fluctuations of their non-U.S. securities. These contracts are commitments to purchase or sell a non-U.S. currency at a specified rate on a future date. When the contract is fulfilled or closed, gains or losses are realized. Until then, the gain or loss is included in unrealized appreciation or depreciation of investments. The contract commitment is fully collateralized by cash or securities of the Fund. Non-U.S. denominated assets and forward currency contracts may involve more risks than

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — Continued

U.S. transactions, including currency risk, political and economic risk, regulatory and market risk. Evaluating and monitoring such risk exposure is a part of the Funds’ management strategy. There were no such forward non-U.S. currency contracts at March 31, 2009.

Futures Contracts

Each Fund may enter into futures contracts involving non-U.S. currency, interest rates, securities, and securities indices for hedging purposes only. A futures contract obligates the seller of the contract to deliver and the purchaser of the contract to take delivery of the type of non-U.S. currency, financial instrument or security called for in the contract at a specified future time for a specified price. Upon entering into such a contract, a Fund is required to deposit and maintain as collateral such initial margin as required by the exchange on which the contract is traded. Pursuant to the contract, a Fund agrees to receive from or pay to the broker an amount equal to the daily fluctuations in the value of the contract. Such receipts or payments are known as variation margin and are recorded as unrealized gains or losses by the Fund. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Equity-Linked Securities

Certain Funds may purchase equity-linked securities, also known as participation notes, equity swaps, and zero strike calls and warrants. Equity-linked securities are primarily used by a Fund as an alternative means to more efficiently and effectively access the securities market of what is generally an emerging securities market. The Fund deposits an amount of cash with its custodian (or broker, if legally permitted) in an amount near or equal to the selling price of the underlying security in exchange for an equity-linked security. Upon sale, the Fund receives cash from the broker or custodian equal to the value of the underlying security. Aside from market risk of the underlying securities, there is a risk of default by the counterparty to the transaction. In the event of insolvency of the counterparty, the Fund might be unable to obtain its expected benefit. In addition, while a Fund will seek to enter into such transactions only with parties which are capable of entering into closing transactions with the Fund, there can be no assurance that the Fund will be able to close out such a transaction with the counterparty or obtain an offsetting position with any counterparty, at any time prior to the end of the term of the underlying agreement. This may impair the Fund’s ability to enter into other transactions at a time when doing so might be advantageous.

Securities Lending

In order to generate expense offset credits, each of the Funds may lend portfolio securities, on a short-term or a long-term basis, up to 30% of a Fund’s total assets. The loans are secured by collateral in the form of cash, cash equivalents, U.S. government and agency securities equal to at least 102% of the market value of securities loaned on U.S. securities and

105% of the market value loaned on non-U.S. securities. During the term of the loan, the Funds will continue to receive any interest, dividends or amounts equivalent thereto, on the loaned securities while receiving a fee from the borrower and/or earning interest on the investment of the cash collateral. Upon termination of the loan, the borrower will return to the lender securities identical to the loaned securities. The Funds may pay reasonable finders’, administration and custodial fees in connection with a loan of its securities and may share the interest earned on the collateral with the borrower.

The Funds bear the risk of delay in recovery of, or even loss of rights in the securities loaned should the borrower of the securities fail financially. The Funds also bear the risk of loss in the event the securities purchased with cash collateral depreciate in value. Loans are subject to termination at the option of the borrower or the Fund. The market value of securities on loan and the related collateral at March 31, 2009 were:

Fund	Market Value	Collateral
U.S. Systematic Large Cap Growth	$166,564	$170,100

Credit Facility

The Trust has a $15 million credit facility available to fund temporary or emergency borrowing expiring in March 2010. Each Fund pays its pro-rata share of an annual commitment fee plus interest on its specific borrowings. For the year ended March 31, 2009, the Funds did not borrow against the line of credit.

Commitments and Contingencies

In the normal course of business, the Funds may enter into contracts and agreements that contain a variety of representations and warranties which provide general indemnifications. The maximum exposure to the Funds under these arrangements is unknown, as this would involve future claims that may be made against the Funds that have not yet occurred. However, based on experience, the Funds expect the risks of loss to be remote.

Fund Expenses and Multi-Class Allocations

Each Fund bears expenses incurred specifically on its behalf plus an allocation of its share of Trust level expenses. Each share offered by a Fund has equal rights to assets but incurs certain Class specific expenses. The Funds allocate income, gains and losses, both realized and unrealized, and expenses, except for Class specific expenses, based on the relative net assets of each share class.

During the year ended March 31, 2009, many of the brokers with whom the Adviser places trades on behalf of the Funds provided services to the Funds in addition to trade execution. These services included payments of certain expenses on behalf of the Funds. In addition, through arrangements with the Funds’ custodian, credits realized as a result of uninvested cash balances were used to reduce the Funds’ expenses. During the year ended March 31, 2009, the credits used to reduce the Funds’ expenses were:

Fund	Credit Interest Offset	Direct Brokerage Offset	Security Lending Offset
U.S. Emerging Growth	3,165	11,066	17,244
U.S. Systematic Large Cap Growth	2,576	1,391	538

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

NOTE C — FEDERAL INCOME TAXES

The Funds intend to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of their taxable income to shareholders. Accordingly, no provision for federal income taxes is required. A Fund investing in foreign securities records any foreign taxes on income and gains on such investments in accordance with the applicable tax rules. The Funds’ tax accounting treatment of loss deferrals, accretion, passive foreign investment companies and expiration of capital loss carryforwards are different from the financial statement recognition of income and gains.

Capital loss carryforwards may be used to offset current or future capital gains until expiration.

Income Tax Status

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB

Statement No. 109 (“FIN 48”), which applies to all registered investment companies and clarifies the accounting for uncertain tax positions. FIN 48 requires the evaluation of tax positions taken, or expected to be taken, in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. To the extent that a tax benefit of a position is not deemed to meet the more-likely-than-not threshold, the Funds would report an income tax expense in the Statement of Operations. FIN 48 was effective for fiscal years beginning after December 15, 2006. Accordingly, management has evaluated tax positions for each of the four open tax years as of March 31, 2009 and has determined that the implementation of FIN 48 did not have a material impact on the Funds’ financial statements. Also, the Funds do not have a liability for any unrecognized tax benefits. The Funds recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statements of Operations. During the year, the Funds did not incur any interest or penalties. The Funds’ federal tax returns for the prior three fiscal years remain subject to examination by the Internal Revenue Service.

Distributions to Shareholders

The Funds record distributions to shareholders on the ex-dividend date. Distributions are determined in accordance with income tax regulations that may differ from generally accepted accounting principles. Accordingly, the Funds’ capital accounts are periodically reclassified to reflect income and gains available for distribution under income tax regulations. The Funds make income and capital gain distributions at least annually. Funds with income objectives make distributions either quarterly or monthly in accordance with the prospectuses. Due to the concentrated shareholder base, a Fund may at any time may be categorized for tax purposes as a Personal Holding Company (PHC) as defined under section 542 of the Internal Revenue Code.

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — Continued

The tax characters of distributions paid during the fiscal year ended March 31, 2009 were as follows:

Distribution paid from:
Fund	Ordinary Income	Net long-term capital gain	Total taxable distributions	Total distributions paid (1)
U.S. Emerging Growth	—	—	—	—
U.S. Systematic Large Cap Growth	—	—	—	—

The tax characters of distributions paid during the fiscal year ended March 31, 2008 were as follows:

	Distribution paid from:
Fund	Ordinary Income	Net long-term capital gain	Total taxable distributions	Total distributions paid (1)
U.S. Emerging Growth	—	745,409	745,409	745,409
U.S. Systematic Large Cap Growth	16,091	—	16,091	16,091

As of March 31, 2009, the components of accumulated earnings/(deficit) on a tax basis were as follows:

	Components of accumulated earnings/(deficit):
Fund	Undistributed ordinary income	Undistributed long-term capital gains	Accumulated earnings	Accumulated capital and other losses		Unrealized appreciation/ (depreciation)		Total Accumulated earning/(deficit)
U.S. Emerging Growth	—	—	—	(8,727,344	)(2)	(2,269,331	)(3)	(10,996,675)
U.S. Systematic Large Cap Growth	48,672	—	—	(8,689,848	)(2)	(837,989	)(3)	(9,479,165)

(1)	Total distributions paid differ from the Statement of Changes in Net Assets because for tax purposes, dividends are recognized when actually paid.
(2)	The following Funds had net capital loss carryforwards of approximately:

Fund	Net Capital Loss Carry Forward (in 000’s)	Expiration	Post October Losses (in 000’s)
U.S. Emerging Growth	1,673	March 31, 2017	2,201
	1,030	March 31, 2011
	3,824	March 31, 2010
U.S. Systematic Large Cap Growth	122	March 31, 2017	1,828
	314	March 31, 2012
	2,671	March 31, 2011
	3,754	March 31, 2010

To the extent future capital gains are offset by capital loss carryforwards, such gains will not be distributed. The availability of loss carryforwards to any future years may be substantially limited as a result of past or future ownership changes as determined under Internal Revenue Code Section 382.

Net capital losses incurred after October 31, and within the taxable year are deemed to arise on the first business day of the Fund’s next taxable year. For the year ended March 31, 2009, the Fund deferred to April 1, 2009, post October capital and currency losses.

(3)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

NOTE D — TRANSACTIONS WITH AFFILIATES

Investment Advisory Fee

The Adviser receives a monthly fee at an annual rate based on the average daily net assets of the Funds. The Investment Advisory Fee rates for each of the Funds are listed in the table below.

Administrative & Shareholder Services Fee

On January 24, 2006, the Funds entered into an Administration Agreement whereby the Funds pay for the administrative services they require under what is essentially an all-in fee structure. Class R shareholders of the Funds pay an administrative fee to the Adviser computed as a percentage of the Funds’ average net assets attributable in the aggregate to R shares. The Adviser, in turn, provides or procures administrative and shareholder services for Class R shareholders and also bears the costs of most third-party administrative services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The administrative fees paid to the Adviser may exceed the related costs.

The investment advisory and administrative services fees are charged at the following annual rates:

Fund	Advisory Fee	Administration Fee* Class R
U.S. Emerging Growth	0.75%	0.41%
U.S. Systematic Large Cap Growth	0.45%	0.64%

*	Excludes trustees’ fees and expenses, tax, brokerage and interest expenses, and extraordinary expenses

The shareholder servicing fees are charged at the following rates:

Fund
U.S. Emerging Growth	0.25%
U.S. Systematic Large Cap Growth	0.25%

Affiliated Securities Lending Fees

The U.S. Systematic Large Cap Growth Fund participates in an agency securities lending program with an affiliated agent, Dresdner Bank AG a direct subsidiary to Allianz AG and affiliate to the Trust (“Dresdner Program”). Income generated from the investment of cash collateral, less negotiated rebate fees paid to borrowers and transaction costs, is divided pursuant to the Dresdner Program Agency Agreement between the Funds and Dresdner Bank AG. The amount paid to Dresdner Bank AG for the year ended March 31, 2009 was $106. Cash collateral received for securities on loan is invested in securities identified in the Schedules of Investments and the corresponding liability is recognized as such in the Statements of Assets and Liabilities.

Trustee Compensation

Certain officers of the Trust are also officers of the Investment Adviser and the Distributor. During the year ended March 31, 2009, the Trustees who were not affiliated with the Investment Adviser received aggregate annual compensation of $188,750 from the Trust. The Trustees who are not affiliated with the Investment Adviser and attended all scheduled meetings would receive annual compensation of approximately $36,000 each from the Trust, except for the chairman of the Board of Trustees of the Trust and the chairman of the Audit Committee, who would receive annual compensation of approximately $42,000 and $42,500, respectively, from the Trust.

NOTE E — INVESTMENT TRANSACTIONS

The following table presents purchases and sales of securities, excluding short-term investments, during the year ended March 31, 2009, to indicate the volume of transactions in each Fund. The tax cost of securities held at March 31, 2009, and the related gross and net unrealized appreciation and depreciation, provide aggregate information on a tax basis against which future gains and losses on these investments are measured for distribution purposes.

Fund	Purchases (in 000’s)	Sales (in 000’s)	Tax Cost (in 000’s)	Gross Unrealized Appreciation (in 000’s)	Gross Unrealized Depreciation (in 000’s)	Net Unrealized Appreciation (Depreciation) (in 000’s)
U.S. Emerging Growth	$17,538	$14,169	$10,355	$—	$(2,269)	$(2,269)
U.S. Systematic Large Cap Growth	11,372	18,946	7,354	294	(1,132)	(838)

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

NOTES TO FINANCIAL STATEMENTS — Continued

Gains and losses resulting from redemptions-in-kind are included in the realized gain/loss from securities. During the year ended March 31, 2009, the U.S. Systematic Large Cap Growth Fund had redemptions-in-kind valued at $3,684,000. In conjuction to the redemption-in-kind the U.S. Systematic Large Cap Growth Fund had realized gain of $228,400.

NOTE F — FINANCIAL INSTRUMENTS

The Funds may be party to financial instruments with off balance sheet risks, including forward non-U.S. currency contracts, and futures primarily in an attempt to minimize the risk to the Fund, in respect of its portfolio transactions. These instruments involve market and/or credit risk in excess of the amount recognized in the Statement of Assets and Liabilities. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from unexpected movement in currencies, securities values and interest rates. The contract amounts indicate the extent of the Funds’ involvement in such contracts. As of March 31, 2009, the Funds were not party to any such agreements.

NOTE G — FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective April 1, 2008, the Funds adopted Statement of Financial Accounting Standards No. 157 — Fair Value Measurements (“FAS 157” or the “Statement”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. The Statement establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the Funds (observable inputs) and (2) the Funds’ own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The three levels defined by the hierarchy are as follows:

Level I — quoted prices in active markets for identical securities.

Level II — significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.).

Level III — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments).

In some instances, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest input level that is significant to the fair value measurement in its entirety.

The following table summarizes the valuation of each Fund’s securities using the fair value hierarchy:

March 31, 2009	Total	Level I	Level II	Level III
U.S. Emerging Growth
Investments	$8,085,518	$8,085,518	$—	$—
U.S. Systematic Large Cap Growth
Investments	6,516,482	6,516,482	—	—

SFAS 157 also requires a reconciliation of assets and liabilities for which significant unobservable inputs (Level 3) were used in determining fair value. For the year ended March 31, 2009, neither Fund held investments in which significant unobservable inputs (Level 3) were used undetermining value.

NOTE H — MARKET PRICE RISK

The prices of securities held by the Funds may decline in response to certain events, including those directly involving the companies whose securities are owned by the Funds; conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability; and currency, interest rate fluctuations. The growth-oriented, equity-type securities generally purchased by the Funds may involve large price swings and potential for loss.

Investments in securities issued by entities based outside the United States may be subject to the risk described above to a greater extent and may also be affected by currency controls; different accounting, auditing, financial reporting, and legal standards and practices in some countries; expropriation; changes in tax policy; greater market volatility; differing securities market structures; higher transaction costs; and various administrative difficulties, such as delays in clearing and settling portfolio transactions or in receiving payment of dividends. These risks may be heightened in connection with investments in developing countries.

NOTE I — NEW ACCOUNTING PRONOUNCEMENTS

In March 2008, Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), was issued and became effective for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 requires enhanced disclosures to provide information about the reasons a Fund invests in derivative instruments, the accounting treatment and the effect derivatives have on financial performance.

In September 2008, “FASB Staff Position No. 133-1 and FASB Interpretation No. 45-4” (the “FSP”), “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” was issued and is effective for fiscal years and interim periods ending after November 15, 2008. The FSP amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The FSP was effective at March 31, 2009, whereas disclosures required by SFAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management has reviewed SFAS 161 and the FSP and has determined that these implementations do not have a material impact on the Funds’ financial statements.

NOTE J — SIGNIFICANT SHAREHOLDER CONCENTRATION

As of March 31, 2009, the Funds had a single shareholder and/or omnibus shareholder accounts (which are comprised of a group of individual shareholders), which individually amounted to more than 10% of the total shares outstanding of a Fund as detailed below.

Fund	% of Fund	Number of Shareholders
U.S. Emerging Growth	77.26%	3
U.S. Systematic Large Cap Growth	87.24%	2

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

Nicholas-Applegate Institutional Funds

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations, of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of each of the U.S. Emerging Growth Fund and the U.S Systematic Large Cap Growth Fund, two of the thirteen Funds constituting the Nicholas-Applegate Institutional Funds (collectively, the “Funds”) at March 31, 2009, and the results of each of their operations for the year then ended, and the changes in each of their net assets for the two years then ended and each of their financial highlights for the five years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Funds’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities owned at March 31, 2009 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Los Angeles, California

May 29, 2009

SHAREHOLDER EXPENSE EXAMPLE

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including redemption fees, and (2) ongoing costs, including management fees and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (October 1, 2008 to March 31, 2009).

ACTUAL EXPENSES

The first line of the table below for each Fund provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line for a Fund under the heading “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The second line of the table below for each Fund provides information about hypothetical account values and hypothetical expenses based on a Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in a Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transaction costs. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Beginning Account Value October 1, 2008	Ending Account Value March 31, 2009	Expenses Paid During the Period* October 1, 2008 to March 31, 2009	Annualized Expense Ratio
U.S. Emerging Growth — Class R
Actual	$1,000.00	$618.50	$5.89	1.46%

Hypothetical (5% return before expenses)	$1,000.00	$1,017.65	$7.34	1.46%

U.S. Systematic Large Cap Growth — Class R
Actual	$1,000.00	$731.70	$5.87	1.36%

Hypothetical (5% return before expenses)	$1,000.00	$1,018.15	$6.84	1.36%

*	Expenses are equal to the Fund’s annualized expense ratio; multiplied by the average account value over the period

SUPPLEMENTARY INFORMATION — (Unaudited)

PROXY VOTING

The Adviser votes proxies on behalf of the Funds pursuant to written policies and procedures adopted by the Funds. To obtain free information on how your Funds’ securities were voted, please call the Funds at 1-800-551-8043 or visit the Funds’ website at www.nacm.com. You may also view how the Fund’s securities were voted by visiting the Securities & Exchange Commission’s website at www.sec.gov. Additionally, information regarding each Fund’s proxy voting record for the most recent twelve month period ended June 30 is also available, free of charge, by calling the Funds at 1-800-551-8043 and from the SEC’s website at www.sec.gov

QUARTERLY FILING

The Funds provide a complete list of portfolio holdings four times in each fiscal year, at the end of each calendar quarter. For the second and fourth fiscal quarters, the portfolio holdings appear in the Funds’ semiannual and annual reports to shareholders. For the first and third fiscal quarters, the Funds file their portfolio holdings with the U.S. Securities and Exchange Commission (the “SEC”) on Form N-Q. Shareholders can access the Funds’ Form N-Q on the SEC’s website at www.sec.gov. Forms N-Q may also be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. To find out more about this public service, call the SEC at 1-202-942-8090.

TRUSTEE APPROVAL OF INVESTMENT ADVISORY AGREEMENT

Based upon the recommendation of the Contract Committee of the Board of Trustees, a committee comprised of all of the Independent Trustees of the Trust, the Trustees unanimously approved the continuance of the Investment Advisory Agreement between the Funds and Nicholas-Applegate Capital Management (“Nicholas-Applegate”) at a meeting held on November 14, 2008. In approving the Investment Advisory Agreement, the Board of Trustees, through its Contract Committee, evaluated a comprehensive package of materials, including performance and expense data for other funds with similar asset sizes, investment objectives and policies that had been provided by Lipper Inc. (“Lipper”). Prior to making its recommendation, the Contract Committee reviewed the proposed continuance of the Investment Advisory Agreement with representatives of Nicholas-Applegate and with independent legal counsel to the Independent Trustees of the Trust. Members of the Contract Committee also met privately with independent legal counsel to discuss the factors they felt were relevant. The factors included: (1) the performance of the Funds and the financial condition of the Adviser and the Funds; (2) comparative performance data for each of the Funds and other funds with similar investment objectives/policies and to a relevant index; (3) the nature, extent and quality of investment advisory services rendered by Nicholas-Applegate; (4) marketing and sales efforts dedicated to the Funds; (5) compensation paid to Nicholas-Applegate; (6) costs borne by Nicholas-Applegate; (7) comparative fee and expense data for each of the Funds and other funds with similar investment objectives/policies; (8) Nicholas-Applegate’s policies and practices regarding allocation of portfolio transactions, best price and execution of portfolio transactions, and soft dollar arrangements; (9) fair valuation policy and procedures; (10) expense off-set arrangements; (11) portfolio turnover rates; (12) fall-out benefits, such as research received pursuant to Section 28(e) of the Securities Exchange Act of 1934, as amended; (13) fees that Nicholas-Applegate charges its other clients with similar investment objectives/policies; (14) experience and qualifications of each of the members of the portfolio management teams; (15) material changes in personnel managing the Funds; and (16) the time dedicated by Nicholas-Applegate’s senior management, portfolio managers and other key personnel, including the Chief Executive Officer and the Chief Investment Officer, to the Funds.

In their deliberations, the Contract Committee did not identify any particular information that was controlling, and each member of the Contract Committee attributed different weights to the various factors. The Contract Committee determined that the fees of the Investment Advisory Agreement between each of the Funds and Nicholas-Applegate were fair and reasonable in light of the services performed, expenses incurred and such other matters as the Contract Committee considered relevant in the exercise of their reasonable judgment. The Contract Committee also separately discussed the material factors and conclusions that formed the basis for the Contract Committee to recommend to the Board of Trustees to approve the Investment Advisory Agreement for each of the Funds.

SERVICES PROVIDED BY NICHOLAS-APPLEGATE

Nicholas-Applegate manages the portfolios of each of the Funds under the direction of the Board of Trustees and manages each Fund consistent with each Fund’s investment objectives and policies. Nicholas-Applegate provides each Fund with office space and such other services and personnel as are necessary for its operations. The Contract Committee considered the scope and quality of services provided by Nicholas-Applegate under the Investment Advisory Agreement. The Contract Committee considered the quality of the investment research capabilities of Nicholas-Applegate and the other services to be provided to the Funds by Nicholas-Applegate, such as selecting broker-dealers for executing portfolio transactions, serving as the Funds’ administrator, producing shareholder reports, providing support services for the Trustees and Board Committees and overseeing the activities of other service providers, including monitoring compliance with various Fund policies and procedures and with applicable securities laws and regulations. The Contract Committee concluded that the nature, extent and quality of the services provided by Nicholas-Applegate to the Funds were appropriate and

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

consistent with the terms of the Investment Advisory Agreement and that the Funds will continue to benefit from services provided under the Investment Advisory Agreement with Nicholas-Applegate.

COST OF SERVICES & FUND EXPENSES

The Contract Committee examined the fee information and expenses for each of the Funds in comparison to information from other comparable funds as provided by Lipper. The Contract Committee agreed that overall the Funds’ management fees and expense ratios were reasonable in relation to the management fees and expense ratios of the Funds’ peer groups selected by Lipper. The Contract Committee also reviewed Nicholas-Applegate’s management fees charged to its institutional separate account clients and for sub-advised funds (funds for which Nicholas-Applegate provides portfolio management services only). The Contract Committee also reviewed the profitability analysis for each Fund. The Contract Committee concluded that overall the management fees and other compensation to be paid by the Funds to Nicholas-Applegate were reasonable in relation to the nature and quality of the services to be provided, taking into account (1) the fees charged by other advisers for managing comparable mutual funds with similar strategies and assets; (2) the fees that Nicholas-Applegate charges to other clients; (3) the estimated overall expense ratio of the Funds, taking into account the Funds’ expense offset arrangements with brokers, custodians and third party services providers; and (4) the Funds’ performance in light of challenging market conditions.

INVESTMENT RESULTS

The Contract Committee considered the investment results of each of the Funds as compared to funds with similar investment objectives and policies as determined by Lipper and with relevant securities indices. In addition to the information received by the Contract Committee for their meeting, Nicholas-Applegate provides detailed performance information for each Fund at each regular meeting of the Board of Trustees. The Contract Committee reviewed information showing absolute and relative performance of each Fund over 1-year, 2-year, 3-year, 4-year, 5-year and 10-year periods, as applicable.

U.S. Emerging Growth Fund

The Contract Committee reviewed information showing performance of the Fund compared to its Lipper peer group and the Russell 2000 Growth Index. The comparative information showed the Fund under-performed relative to the Russell 2000 Growth Index over the 1-year period yet outperformed the benchmark over the 5, 10 and inception date periods. The Fund’s performance relative to its Lipper peer group placed it in the 4th, 2nd and 4th quartiles over the 1, 5 & 10-year periods, respectively. After further discussion the Contract Committee concluded that the Fund had adhered to its investment strategy through turbulent market conditions and that performance on both a relative and absolute basis was acceptable.

U.S. Systematic Large Cap Growth Fund

The Contract Committee reviewed information showing performance of the Fund compared to its peer group and the Russell 1000 Index. The comparative information showed that the Fund outperformed the Index in all periods and were in 3rd and 4th percentiles relative to its peers over the 1, 5 & 10-year periods. After further discussion with the Adviser’s Chief Investment Officer, the Contract Committee concluded that the performance relative to the Index is acceptable.

INVESTMENT ADVISORY FEE AND OTHER EXPENSES

The Contract Committee considered the investment advisory fee paid by each Fund. The Contract Committee recognized that it was difficult to make comparisons of investment advisory fees because there are variations in the services that are included in the fees paid by other funds. The Contract Committee also considered the fees that Nicholas-Applegate charges other clients with similar investment objectives/policies. Nicholas-Applegate acts as sub-adviser to several open-end and closed-end registered investment companies, non-US investment companies, and investment adviser for separately managed institutional accounts. For funds where Nicholas-Applegate acts as sub-adviser, the Investment advisory fee is generally lower. For where Nicholas-Applegate acts as investment adviser, the investment advisory fee is comparable and in some cases higher. The Contract Committee also considered the total expense ratio for each Fund in comparison to their respective peers.

U.S. Emerging Growth Fund

The Lipper peer group consisted of 13 funds with average net assets ranging between $9.2 million and $71.0 million, compared to $11.8 million for the Fund. The Lipper peer group fee and expense data showed that the Fund’s total expenses were the lowest among its peers after expense offsets. The Contract Committee concluded that the Fund’s expense ratio was acceptable in light of quality of services and other factors considered.

U.S. Systematic Large Cap Growth Fund

The Lipper peer group consisted of 11 funds with average net assets ranging between $12.7 million and $70.8 million, compared to $19.3 million for the Fund. The Lipper peer group fee and expense data showed that the Fund’s total expenses were higher than the peer group median. The Contract Committee concluded that the Fund’s expense ratio was acceptable in light of the quality of services and other factors considered.

ECONOMIES OF SCALE

The Contract Committee noted that the investment advisory and unitary fee schedules for the Funds do not contain

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

breakpoints that reduce the fee rate on assets above specified levels. However, the Contract Committee did note that overall fees paid to Nicholas-Applegate (investment advisory, administration, and shareholder service) contain the functional equivalent of breakpoints through the offering of four to five different share classes that reduce the fees paid to Nicholas-Applegate based on the asset level of the account. The Contract Committee recognized that the existing fee structure is consistent with the institutional nature of the Funds’ shareholder base and of Nicholas-Applegate’s business, which caters to large institutional investors (e.g., pension plans, endowments and public funds). Having taken these factors into consideration, the Contract Committee concluded that the Funds’ current multiple share class fee structure establishes a reasonable basis for realizing economies of scale for the Funds which may exist when assets increase. At current asset levels, the Contract Committee also noted that the most of the Funds have not realized optimal economies of scale in respect to other expenses and that many expenses continue to be paid by the Adviser.

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

CORPORATE GOVERNANCE

Name, Address (1)
Age	Principal Occupation(s) during Past 5 Years
Position(s) Held with Fund	Other Directorship Held by Trustee
Length of Time Served (2)	Number of Portfolios in Fund complex Overseen by Trustee
Independent Trustees:

Darlene T. DeRemer 11/27/1955 Chairperson of the Board Since August 2007 & Trustee Since May 1999	Principal Occupations: Partner, Grail Partners LLC (since 2005); Managing Director, Putnam Lovell NBF Private Equity (since 2004-2005); Managing Director, NewRiver E-Business Advisory Services Division (2000-2003); Prior to, President and Founder, DeRemer Associates, a strategic and marketing consulting firm for the financial services industry (since 1987); Vice President and Director, Asset Management Division, State Street Bank and Trust Company, now referred to as State Street Global Advisers (1982-1987); Vice President, T. Rowe Price & Associates (1979-1982); Member, Boston Club (since 1998); Member, Financial Women’s Association Advisory Board (since 1995); Founder, Mutual Fund Cafe Website.

Other Directorships Held: Founding Member and Director, National Defined Contribution Council (since 1997); Trustee, Boston Alzheimer’s Association (since 1998); Director, King’s Wood Montessori School (since 1995); Editorial Board, National Association of Variable Annuities (since 1997); Director, Nicholas-Applegate Strategic Opportunities, Ltd. (1994-1997); Trustee, Nicholas-Applegate Mutual Funds (1994-1999); Director, Jurika & Voyles Fund Group (since 1994-2000); Trustee, Barnwell Funds (2003-2005); Director, Independent Director Council (since 2004); Mutual Fund Director’s Council-Advisory Board; Board Member-Chatman Partners; Board Member-X-Shares LLC.

Number of Portfolios Overseen by Trustee: 13

John J. Murphy 4/8/1944 Trustee Since September 2005

Principal Occupations: Principal Occupations: Founder and senior principal, Murphy Capital Management.

Other Directorships Held: Director, Smith Barney Multiple Discipline Trust; Director, Barclays International Funds Group Ltd. and affiliated companies; Smith Barney Consulting Group; Legg Mason Equity Funds.

Number of Portfolios Overseen by Trustee: 13

Bradford K. Gallagher 2/24/1944 Trustee	Principal Occupations:. Founder, Spyglass Investments LLC (a private investment vehicle) (since 2001); Founder, President and CEO of CypressTree Investment Management Company and Annuity Company; Managing Director, Fidelity Investments.
Since August 2007
Other Directorships Held: Trustee, The Common Fund (since 2005); Director, Anchor Point Inc. (since 1995); Chairman and Trustee, Atlantic Maritime Heritage Foundation (since 2007); Director, Shielding Technology Inc. (since 2006); Director, United Way of Eastern Massachusetts (1988-1990); Director, Ouimet Scholarship Fund (1993-2005); Director, Emerson Hospital (1995-2005).

Number of Portfolios Overseen by Trustee: 13

Steven Grenadier 12/14/1964 Trustee Since August 2007	Principal Occupations: William F. Sharpe Professor of Financial Economics, Stanford University Graduate School of Business; Research Associate, National Bureau of Economic Research (since 2002); Chairman of the Finance Department, Stanford University Graduate School of Business (2004-2006).

Other Directorships Held: Independent Trustee, E Trade Funds

Number of Portfolios Overseen by Trustee: 13
Interested Trustees:

Horacio A.Valeiras 1/8/1959 President & Trustee Since August 2004	Principal Occupations: Managing Director (since 2004) and Chief Investment Officer, Nicholas-Applegate Capital Management, Nicholas-Applegate Securities (since 2002); Chief Investment Officer, Oppenheimer and AGI Management Partners (since 2008); Managing Director of Morgan Stanley Investment Management, London (1997-2002); Head of International Equity and Asset Allocation, Miller Anderson & Sherred; Director and Chief of Investment Strategies, Credit Suisse First Boston.

Other Directorships Held: Trustee, The Bishops School (since 2002); Trustee, San Diego Rowing Club (since 2002).

Number of Portfolios Overseen by Trustee: 13

Arthur B. Laffer 8/14/1940 Trustee Since August 2007	Principal Occupations: Chairman, Laffer Associates (economic consulting) (since 1979); Chairman, Laffer Advisors Inc. (registered broker-dealer) (since 1981); Chairman, Laffer Investments (asset management) (since 2000); Member, Congressional Policy Advisory Board (since 1998); Distinguished University Professor and Director, Pepperdine University (1985-1988); Professor of Business Economics, University of Southern California (1976-1984); Associate Professor of Business Economics, University of Chicago (1967-1976).

Other Directorships Held: Director of MPS Group, Inc. (NYSE:MPS) (since 2003); Director, Petco Animal Supplies, Inc. (NASDAQ:PETC) (2002-2005); Director, Oxigene Inc. (NASDAQ:OXGN), biopharmaceutical company (since 1998); Director of Provide Commerce (NASDAQ: PRVD) (since 1998); Director, Veolia Environmental Corporation (successor to U.S. Filter Corporation) (water purification) (1991-2006); Director, Nicholas-Applegate Fund, Inc. (1987-2007).

Number of Portfolios Overseen by Trustee: 13

SUPPLEMENTARY INFORMATION — (Unaudited) — Continued

CORPORATE GOVERNANCE

Name, Address (1)
Age	Principal Occupation(s) during Past 5 Years
Position(s) Held with Fund	Other Directorship Held by Trustee
Length of Time Served (2)	Number of Portfolios in Fund complex Overseen by Trustee
Officers:

Charles H. Field, Jr. 7/24/1955 Secretary and Chief Compliance Officer	Principal Occupations: Managing Director and General Counsel, Nicholas-Applegate Capital Management, Nicholas-Applegate Securities, Nicholas-Applegate Holdings LLC (since February 2004); Deputy General Counsel, Nicholas-Applegate Capital Management (1996-2004).

Since May 2002	Other Directorships Held: NA

Number of Portfolios Overseen by Officer: 13

Deborah A.Wussow 1/31/1960 Treasurer and Assistant Secretary Since August 2006	Principal Occupations: Senior Vice President and Chief Compliance Officer, Nicholas-Applegate Capital Management (since 2008), and previously Vice President and Director, Legal and Compliance, Nicholas-Applegate Capital Management (2005-2007) and Manager, Legal and Compliance, Nicholas-Applegate Capital Management (1995-2004).

Other Directorships Held: NA

Number of Portfolios Overseen by Officer: 13

(1)	Unless otherwise noted, the address of the Trustees and Officers is c/o: Nicholas-Applegate Capital Management, 600 West Broadway, 32nd Floor, San Diego, California 92101.
(2)	Each Trustee serves for an indefinite term, until her or his successor is elected.

TRUSTEES OF NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

Darlene T. DeRemer, Chairperson

Horacio A. Valeiras

John J. Murphy

Bradford K. Gallagher

Steven Grenadier

Arthur B. Laffer

OFFICERS

Horacio A. Valeiras, President

Charles H. Field, Jr., Secretary & Chief Compliance Officer

Deborah A. Wussow, Treasurer & Assistant Secretary

INVESTMENT ADVISER

Nicholas-Applegate Capital Management

DISTRIBUTOR

Nicholas-Applegate Securities

CUSTODIAN

Brown Brothers Harriman & Co., Private Bankers

TRANSFER AGENT

UMB Fund Services Group, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

ARN0309RET

NICHOLAS | APPLEGATE®
INSTITUTIONAL FUNDS
Nicholas-Applegate Securities, Distributor

A company of Allianz
Global Investors

600 West Broadway
San Diego, California 92101
800.551.8043